UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 15, 2021

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. 4th Street, Suite 401-412
Minneapolis, MN	55415
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Items under Sections 3 through 7 are not applicable and therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 15, 2021, Qumu Corporation (the “Company”) and its wholly-owned subsidiary, Qumu, Inc., a California corporation (with the Company, the “Borrower”) entered into and closed on that certain Loan and Security Agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association (the “Lender”) providing for a revolving line of credit.

Concurrently with the closing of the Loan Agreement, the Company received an advance of approximately $1,877,000 from the line of credit and used $1,832,888.27 to repay the face amount of that certain secured promissory note dated May 1, 2020 to ESW Holdings, Inc. (the “ESW Note”), which represented the deferred purchase price of the Company’s purchase and termination of the warrant to ESW Holdings, Inc. dated January 12, 2018 for 925,000 shares of the Company’s common stock. In connection with the repayment of the ESW Note, the related security agreement May 1, 2020 between the Company and ESW Holdings, Inc. was terminated. As provided in the ESW Note, the Company will be obligated to pay ESW Holdings, Inc. an additional $150,000 if a “Fundamental Transaction,” as defined in the ESW Note, occurs prior to April 1, 2021.

Under the Loan Agreement, the revolving line has a maximum availability for borrowing of the lesser of $10 million or a defined borrowing base, less any outstanding letters of credit and the outstanding principal balance of any advances. The borrowing base is six times the prior quarter’s monthly average recurring revenue from eligible customer accounts. The revolving line has a January 15, 2023 maturity date and amounts borrowed bear interest at a floating per annum rate equal to 1.25% above the Lender’s prime rate, currently 3.25%. The Borrower will also be obligated to pay the Lender an unused revolving line facility fee quarterly in arrears of 0.25% per annum of the average unused portion of the Revolving Line during such quarterly period.

The Loan Agreement contains customary affirmative and negative covenants and requirements relating to the Borrower and its operations. The affirmative covenants also require the Company to maintain at all times minimum quarterly recurring revenue and minimum liquidity. As of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2021, Borrower’s recurring revenue may not less than the amounts reflected in a financial covenant side letter agreement entered into between Borrower and Lender on January 15, 2021 (the “Letter Agreement”). The Letter Agreement specifies minimum quarterly recurring revenue for the first, second, third and fourth quarters of 2021 of $5 million, $5 million, $6 million and $8 million, respectively. The Letter Agreement also specifies minimum quarterly recurring revenue of $8 million for all quarters of 2022. The Loan Agreement provides that Borrower’s liquidity, tested as of the last day of each fiscal quarter, of not less than $5 million, with liquidity generally defined as including the aggregate amount of unrestricted and unencumbered cash and cash equivalents held at such time by Borrower in accounts maintained with Lender or its affiliates in the United States, and the availability under the line of credit.

Pursuant to the Loan Agreement, the Borrower granted a security interest in substantially all of its properties, rights and assets (including certain equity interests of the Company’s subsidiaries).

The foregoing summaries of the Loan Agreement and Letter Agreement do not purport to be complete and are subject to and qualified in their respective entirety by reference to the Loan Agreement and Letter Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

ITEM 1.02	TERMINATION OF MATERIAL DEFINITIVE AGREEMENT.

The information as set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information as set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 8.01	OTHER EVENTS.

On January 12, 2021, HCP-FVD, LLC, the holder of the outstanding warrant dated October 21, 2016 to purchase 314,286 shares of the Company’s common stock, exercised a portion of the warrant in a cashless exercise. The exercise resulted in the issuance by the Company to HCP-FVD, LLC of 50,000 shares of its common stock and an overall reduction of 75,703 warrant shares. Immediately following the exercise, HCP-FVD, LLC retains the right under the warrant to purchase 238,583 shares of the Company’s common stock at an exercise price of $2.80 per share through and including October 21, 2026.

As of January 15, 2021, the Company has 13,831,665 shares of its common stock issued and outstanding.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Loan and Security Agreement dated January 15, 2021 among Qumu Corporation, Qumu, Inc. and Wells Fargo Bank, National Association
10.2	Financial Covenant Side Letter Agreement dated January 15, 2021 among Qumu Corporation, Qumu, Inc. and Wells Fargo Bank, National Association
99.1	Press release issued by Qumu Corporation on January 19, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ David G. Ristow
David G. Ristow
Chief Financial Officer

Date: January 19, 2021